ASSIGNMENT OF RIGHTS AGREEMENT

This Assignment of Rights (the “Agreement”) is entered into as of December 9, 2010 (the “Closing Date”) by and between New Horizon, Inc., a Texas corporation (“Assignor”), and I-Web Media Inc., a Delaware corporation (“Assignee”).  The Assignor and the Assignee shall each be referred to as a “Party” and collectively as the “Parties.”

The Assignor and the Assignee agree as follows with respect to the Assignment by the Assignor to the Assignee of certain rights and interests held by Assignor.

ARTICLE I
ASSIGNMENT OF INTEREST

1.1         Assignment of Interest.  The Assignor hereby sells, transfers, assigns and delivers to the Assignee, free and clear of any liens or encumbrances of any kind which have been created or granted by the Assignor all of the Assignor’s right, title and interest in the assets listed on Exhibit A (the “Assigned Assets”).

ARTICLE II
REPRESENTATIONS & WARRANTIES OF ASSIGNOR

2.1         The Assignee shall be entitled to the Assigned Assets.

2.2         The Assignor has not entered into any agreements or granted any rights, the performance of which would in any way prevent, limit or restrict the performance of any of the terms of this Agreement.

2.3         The Assignor has no knowledge of claims by any person, which, if sustained, would be contrary to Assignor’s warranties made within this Agreement.

2.4         The rights and interests hereby assigned are still owing to Assignor over and above all claims for set-off or otherwise.

2.5         The Assignor will not receive and accept the assigned rights, unless and expressly for the sole purpose of delivering such assigned rights and title or funds resulting therefrom to Assignee.

ARTICLE III
MISCELLANEOUS

3.1         Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Assignor and the Assignee, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.2           Expenses.  All costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.  This Section shall survive any termination of this Agreement.

3.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.4           Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.  Signatures transmitted electronically by .pdf file or facsimile shall be binding for all purposes.

3.5           Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

3.6           Disclosure to Third Parties.  This Agreement may be disclosed to any and all Third-Parties for the purposes manifested herein.

3.7           Governing Law and Venue. This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas.  Any cause of action brought to enforce any provision of this Agreement shall be brought in the appropriate court in Fort Bend County, Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“Assignor”		“Assignee”

New Horizon, Inc.		I-Web Media, Inc.,
a Texas corporation		a Delaware corporation

	/s/ M. Scott Stevens		/s/ James F. Groelinger
By:	M. Scott Stevens	By:	James F. Groelinger
Its:	President	Its:	Chief Executive Officer

Exhibit A

Assigned Assets

The Seller owns the rights to receive certain cash distributions from the sale of certain Business Products as defined in that certain Stock Purchase Agreement by and between Sunbeam Products, Inc., a Delaware corporation (dba Jarden Consumers Solutions), Desmond Oregon, LLC, an Oregon limited liability company, and the selling shareholders (the “Sunbeam Agreement”).

Under the Sunbeam Agreement, the Sellers Representative (as defined in the Sunbeam Agreement) will distribute certain amounts arising from sales of the Business Products.  The funds to be distributed to the sellers by the Sellers Representative are calculated using the following formulas:

•
Profit Sharing A – The Profit Sharing A pays 20% of EBITDA for the 3 subsequent years following the Product Launch Date (1/01/11), paid at end of each EBITDA year.  The Profit Sharing is net of any investments, or negative EBITDA, made following the Closing date. No cap.

•
Profit Sharing B – Profit Sharing B pays 20% of EBITDA for the 2 subsequent years following Year 3 (Year 4 and 5) paid at end of each EBITDA year.  The Profit Sharing B payments shall NOT be offset against any negative Business EBITDA from any prior periods.

•
Earn Out A – An amount six times the average Business EBITDA Year 1, Year 2, and Year 3 less the aggregate amount of the Profit Sharing A Payments, due at the end of Year 3.  The Earn Out is net of any negative EBITDA associated with Year 3.  A cap of $42.5M exists with this payout.

•
Earn Out B – A flat amount of $25.0M is paid if the cumulative EBITDA is greater than or equal to $250.0M for Years 1 through 5. The Earn Out B Payment shall not be offset against any negative Business EBITDA from any prior periods.

Of the total sums determined using the above formulas, the Assigned Assets consist of the following:

o	98.18% (Preferred B distribution) of the first $6,021,921 distributed by the Sellers Representative (as defined in the Sunbeam Agreement).
o	0% (Preferred A distribution) of the next $1,522,000 distributed by the Sellers Representative.
o	60.07% (Common distribution) of all funds thereafter distributed by the Sellers Representative.